Exhibit 4.1

FORM OF PROMISSORY NOTE

$2,500,000.00	Denver, Colorado
____________, 2015

1.           FOR VALUE RECEIVED, the undersigned GOOD TIMES RESTAURANTS, INC., a Nevada corporation (“Maker”), hereby promises to pay to the order of FS-BDI HOLDINGS, LLC, THOMPSON FAMILY ASSOCIATES, LLC, KEEPER INVESTMENTS, LLC, JAMES C. VERNEY, AND FENNER RESTAURANT GROUP, LLC (collectively, “Holders”), the aggregate principal sum of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) together with interest accruing at the rate of 3.25% per annum on the unpaid principal balance as set forth below.  Such principal and interest shall be payable pursuant to paragraph 2 below.  This Promissory Note is given pursuant to the terms and conditions of that certain Membership Interest Purchase Agreement, dated as of April 24, 2015, by and among Maker, Holders, and the other parties thereto (the “Purchase Agreement”).  Each capitalized term used but not defined herein shall have the same meaning given to such term in the Purchase Agreement.

2.           Payment and Maturity.  This Promissory Note shall mature on the one year anniversary of the date of this Note (“Maturity Date”), at which time all unpaid principal and accrued interest thereon shall be due and payable in full.  All payments due to the Holders hereunder shall be made to each Holder in accordance with the percentages set forth on Section 2.02 of the Disclosure Schedules of the Purchase Agreement pursuant to wire instructions provided to Maker by Holders in writing.

3.           Prepayment.  Maker may prepay this Promissory Note in whole or in part at any time or from time to time without penalty or prior consent of Holders.

4.           Set-off.  Payment of any amounts due and owing under this Note is expressly subject to Maker’s right at its sole discretion to offset against the principal of this Promissory Note any amount owed by the Holders to Maker pursuant to the Purchase Agreement.

5.           Security.  This Promissory Note and the indebtedness evidenced hereby are subject to the terms of that certain Pledge Agreement of even date herewith between Bad Daddy’s International, LLC, a North Carolina limited liability company and a wholly-owned subsidiary of Maker (“BDI”), and Joseph F. Scibelli, as agent for Holders (the “Pledge Agreement”), pursuant to which BDI has pledged its membership interests in Bad Daddy's Burger Bar of Mooresville, LLC and Bad Daddy's Burger Bar of East Boulevard, LLC as security for the satisfaction of Maker’s obligations hereunder; provided, however, that upon Maker’s aggregate payment to Holders of an amount of fifty percent (50%) or more of the principal amount of this Note, Maker and Holders acknowledge and agree that the Pledge Agreement shall automatically be terminated and be of no further force or effect with respect to the membership interests in either Bad Daddy's Burger Bar of Mooresville, LLC or Bad Daddy's Burger Bar of East Boulevard, LLC, as promptly designated by Holders, and the parties shall work together in good faith to promptly amend the Pledge Agreement to reflect such modified collateral and take all such actions as are reasonably required in connection therewith.

6.           Application of Payments.  All sums paid hereunder shall be applied first to all fees, costs and expenses payable to Holders hereunder, then to the payment of accrued and unpaid interest and the remainder, if any, to the reduction of unpaid principal.

7.           Acceleration and Default Interest.  If Maker shall default in the payment of any amounts due and owing under this Promissory Note or BDI shall commit any act, omission or event specified in the Pledge Agreement as an “Event of Default,” and if such default is not cured within ten days after written notice of such default is given to Maker, all unpaid principal and accrued interest shall, at the election of Holders, become immediately due and payable and shall bear interest thereafter at the rate of 15 percent per annum (“Default Rate”) until paid in full.

8.           Attorneys’ Fees.  Maker agrees to promptly reimburse Holders for all reasonable costs and expenses, including attorneys’ fees and court costs, incurred to collect this Promissory Note if not paid when due.

9.           No Waiver.  No failure on the part of Holders to exercise, and no delay in exercising any right hereunder, shall operate as a waiver of such right; nor shall any single or partial exercise by Holders of any right hereunder preclude the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

10.           Waiver.  Maker hereby waives presentment, demand for payment, protest for nonpayment, notice of dishonor, diligence in collection, and all other indulgences, and expressly agrees that this Promissory Note may be extended or renewed from time to time and any real or collateral security or any part thereof may be released by Holders without in any manner affecting, altering, releasing, or limiting Maker’s liability hereon.

11.           Applicable Law and Jurisdiction.  This Promissory Note is made in and shall be governed by and interpreted in accordance with the laws of the State of Delaware.  ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF COLORADO OR THE STATE OF NORTH CAROLINA IN EACH CASE LOCATED IN THE CITY OF DENVER, COLORADO OR IN THE CITY OF CHARLOTTE, NORTH CAROLINA AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

12.           General Provisions.  This Promissory Note may not be amended, modified or changed, nor shall any waiver of any provision hereof be effective, unless set forth by an instrument in writing and signed by the party with respect to whom enforcement of any waiver, amendment, change, modification or discharge is sought.

Whenever used herein, the words “Maker” and “Holders” shall be deemed to include their respective successors and assigns.

IN WITNESS WHEREOF, the undersigned has duly executed this Promissory Note the day and year first above written.

MAKER:
GOOD TIMES RESTAURANTS, INC., a Nevada corporation

By:
Name:	Boyd E. Hoback, President and CEO